Exhibit 23.1

                      Consent of WithumSmith + Brown, P.C.



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                       Consent of WithumSmith+Brown, P.C.

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47736 and 333-90088) pertaining to the GoAmerica Communications Corp. 1999 Stock Option Plan, the GoAmerica, Inc. 1999 Stock Plan and the GoAmerica, Inc. Employee Stock Purchase Plan of our report dated March 4, 2004, except for note 18 as to which the date is March 10, 2004 with respect to the financial statements and schedule of GoAmerica, Inc. for the years ended December 31, 2003 and 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                     /s/ WithumSmith+Brown, P.C.

New Brunswick, New Jersey
March 10, 2004